EXHIBIT 77D
for Growth Trust

At Board of Trustees meetings held on October 7-8, 1998, the following investment policies were eliminated:

For all Portfolios --

o     The Portfolio will not pledge or mortgage its assets beyond
   15% of total assets.

o The Portfolio will not invest more than 5% of its total assets in securities of companies, including any predecessors, that have a record of less than three years continuous operations.

o The Portfolio will not invest more than 5% of its net assets in warrants.

o The Portfolio will not invest in exploration or development programs, such as oil, gas or mineral leases.

For Aggressive Growth Portfolio only

o The Portfolio will not purchase securities of an issuer if the board members and officers of the Fund, the Portfolio and the Advisor hold more than a certain percentage of the issuer's outstanding securities. If the holdings of all board members and officers of the Fund, the Portfolio and the Advisor who own more than 0.5% of an issuer's securities are added together, and if in total they own more than 5%, the Portfolio will not purchase securities of that issuer.